PRESS RELEASE

Contacts:

MEDecision Carl Smith (610) 540-0202 Carl.Smith@MEDecision.com

MEDecision Announces Preliminary, Unaudited Estimates of
4Q06 Financial Revenue

WAYNE, Penn. – January 5, 2007 –MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to healthcare payers, today announced that fourth quarter 2006 revenue is expected to be between $10.3 million and $10.6 million. During the quarter, the Company signed five contracts resulting in aggregate term license revenue of between $1.1 million and $1.3 million. This lower than expected fourth quarter term license revenue resulting from the delay in execution of certain contracts, some of which are anticipated to close in 2007, is also expected to have a relatively minor but negative effect on revenue derived from recurring fees and services in the fourth quarter of 2006.

MEDecision founder and chief executive officer David St.Clair said, “The purchase of term licenses has historically been variable and contract closures can be delayed for various reasons. We continue to receive very positive reaction to our Collaborative Care Management solutions and the Patient Clinical Summary. Keeping investors abreast of developments with the Company is of great importance to us, and we will be providing investors with additional details on preliminary 2006 results on January 17, 2007. This only strengthens our commitment to grow the more visible, recurring revenue sources available in our market.”

After the close of the market on Wednesday January 17th, MEDecision will provide additional details on preliminary 2006 earnings results and provide preliminary guidance for 2007, and host a conference call later that evening.

About MEDecision, Inc.

Founded in 1988, MEDecision provides healthcare payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ healthcare. A provider of Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements by David St.Clair concerning the Company's expectations regarding the Company’s Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company's completion of its quarter closing process and the completion of the year-end audit by the Company's independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Prospectus dated December 13, 2006 relating to its initial public offering. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. MEDE-E

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